EXHIBIT 99.1

[inTEST News Release Letterhead]

FOR IMMEDIATE RELEASE

inTEST REPORTS 2011 FIRST QUARTER FINANCIAL RESULTS
First Quarter 2011 Bookings of $13.1 Million Increased 13% Over Fourth Quarter 2010
Net Revenues of $11.7 Million Increased 16% Sequentially and 23% Year-over-Year

MOUNT LAUREL, NJ, May 4, 2011 - inTEST Corporation (Nasdaq: INTT), an independent designer, manufacturer and marketer of semiconductor automatic test equipment (ATE) interface solutions and temperature management products, today announced results for the 2011 first quarter ended March 31, 2011.

2011 First Quarter Highlights:

  First quarter bookings of $13.1 million increased 13% compared with fourth quarter bookings of $11.7 million, fueled by strong contributions from all product segments.
  First quarter net revenues of $11.7 million increased 23% compared with first quarter 2010 net revenues of $9.5 million and 16% over fourth quarter 2010 net revenues of $10.1 million.
  First quarter net earnings of $1.3 million, or $0.12 per diluted share increased over first quarter 2010 net earnings of $1.1 million, or $0.11 per diluted share and decreased compared with fourth quarter 2010 net earnings of $1.3 million, or $0.13 per diluted share. First quarter net earnings reflects the effect of approximately $128,000* in costs related to the first quarter relocation of both the Company's corporate headquarters and the operations of Temptronic Corporation. These costs were higher than the earlier estimated costs of approximately $155,000, due to inclement weather and other higher than expected move related costs.

  * This number is the correct amount of our moving costs. In the press release as released to the newswire service, the amount of these moving costs was incorrectly stated as being $250,000.

2011 First Quarter Business Highlights:

  inTEST relocated the Company's corporate headquarters and Temptronic Corporation's operations to state-of-the-art facilities. The Company expects that reduced operating costs will result in annual savings of approximately $0.05 in earnings per share in future periods.
  In order to provide a more focused thermal solution for its customers, two of the Company's Sharon, MA-based subsidiaries, Temptronic and Sigma Systems, began operating under the umbrella trade name, inTEST Thermal Solutions Corp., further broadening the marketing range and engineering capabilities of the two separate entities. In addition to semiconductor testing, the Thermal division product line addresses a number of high growth markets, including High-Speed Networking and the use of Fiber Optic components and devices for 4G and 10G communications, Broadband TV satellites, and Military applications.

inTEST President and Chief Executive Officer, Robert E. Matthiessen, commented, "Our results for the first quarter reflect the strength of our diversified product portfolio, which addresses growth markets in both the semiconductor and non-semiconductor areas, including aerospace, defense, automotive, telecommunications and medical pharmaceutical. We reported our second consecutive quarter of bookings growth, with solid contributions across all of our product groups, and revenue for the quarter increased both sequentially and on a year-over-year basis." Mr. Matthiessen concluded, "Our customers continue to increase their overall test capacity as they seek to meet end market demand for a broad range of products. Accordingly, we believe the growth prospects for inTEST Corporation remain positive."

Second Quarter 2011 Financial Outlook:
The Company expects that net revenue for the second quarter ended June 30, 2011 will be in the range of $12.5 to $13.5 million and that net earnings will be in the range of $0.15 to $0.20 per diluted share. The second quarter outlook is based on the Company's current views with respect to operating and market conditions and customers' forecasts, which are subject to change.

First Quarter 2011 Investor Conference Call / Webcast Details:
There will be a conference call with investors and analysts this evening at 5:00 pm EDT to discuss the Company's first quarter 2011 results and management's current expectations and views of the industry. The call may also include discussion of strategic, operating, product initiatives or developments, or other matters relating to the Company's current or future performance.

The dial-in number for the live audio call beginning at 5 p.m. EDT on May 4, 2011 is +1-480-629-9762. The passcode for the conference call is 4433870. A live webcast of the conference call will be available on inTEST's website at www.intest.com, under the 'Investors' section.

A replay of the call will be available 2 hours following the call through midnight on May 12, 2011 by telephone at +1-303-590-3030. The conference ID number to access the replay is 4433870. Additionally, an archive of the webcast is available for a period of one year at inTEST's website at www.intest.com, under the 'Investors' section.

About inTEST Corporation
inTEST Corporation is an independent designer, manufacturer and marketer of ATE interface solutions and temperature management products, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers. The Company's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. Specific products include positioner and docking hardware products, temperature management systems and customized interface solutions. The Company has established strong relationships with semiconductor manufacturers globally, which it supports through a network of local offices. For more information visit www.intest.com.

Forward-Looking Statements:
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, generally; changes in the demand for semiconductors, generally; changes in the rates of, and timing of, capital expenditures by semiconductor manufacturers; progress of product development programs; increases in raw material and fabrication costs associated with our products; implementation of additional restructuring initiatives and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

CONTACTS:
InTEST Corporation	Investors:
Hugh T. Regan, Jr.	Laura Guerrant-Oiye,l Principal
Treasurer and Chief Financial Officer	Guerrant Associates
Tel: 856-505-8999	lguerrant@guerrantir.com
Tel: 808-882-1467

-Tables Follow -

SELECTED FINANCIAL DATA
(Unaudited)
(In thousands, except per share data)

Condensed Consolidated Statements of Operations Data:
	Three Months Ended
	3/31/2011	3/31/2010	12/31/2010
Net revenues	$11,704	$9,529	$10,110
Gross margin	5,093	4,537	4,788
Operating expenses:
Selling expense	1,385	1,229	1,290
Engineering and product development expense	813	701	789
General and administrative expense	1,634	1,481	1,345
Operating income	1,261	1,126	1,364
Other income (expense)	56	(11)	61
Earnings before income tax expense	1,317	1,115	1,425
Income tax expense	60	3	131
Net earnings	1,257	1,112	1,294

Net earnings per share - basic	$0.13	$0.11	$0.13
Weighted average shares outstanding - basic	10,068	9,993	10,042

Net earnings per share - diluted	$0.12	$0.11	$0.13
Weighted average shares outstanding - diluted	10,267	9,999	10,184

Condensed Consolidated Balance Sheets Data:
	3/31/2011	12/31/2010
Cash and cash equivalents	$ 5,248	$ 6,895
Trade accounts receivable, net	8,833	6,244
Inventories	4,003	3,489
Total current assets	18,351	17,058
Net property and equipment	1,243	718
Total assets	23,204	21,408
Accounts payable	2,325	1,672
Accrued expenses	3,217	3,445
Total current liabilities	5,693	5,265
Noncurrent liabilities	10	39
Total stockholders' equity	17,501	16,104

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